Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CARBON BLACK, INC.

at

$26.00 Net Per Share

Pursuant to the Offer to Purchase dated September 6, 2019

by

CALISTOGA MERGER CORP.

a wholly-owned subsidiary of

VMWARE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY

TIME, AT THE END OF THE DAY ON THURSDAY, OCTOBER 3, 2019, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

September 6, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Calistoga Merger Corp. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation to act as the Information Agent in connection with the Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Carbon Black, Inc. (“Carbon Black”), a Delaware corporation, at a price of $26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated September 6, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and related materials, which Offer to Purchase, Letter of Transmittal and related materials are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF CARBON BLACK UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by midnight, New York City Time, at the end of the day on Thursday, October 3, 2019, or, if the offer has been extended pursuant to and in accordance with the Merger Agreement (as defined below), the date and time to which the Offer has been so extended (the initial expiration time, or such later expiration date and time, the “Expiration Time”) or if the procedure for book-entry transfer cannot be completed by the Expiration Time (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as soon as possible. Please note that the Offer and withdrawal rights will expire at midnight, New York City Time, on Thursday, October 3, 2019, unless the Offer is extended or earlier terminated. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 22, 2019, by and among Parent, the Purchaser and Carbon Black (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Carbon Black (the “Merger”), with Carbon Black continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the third business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Carbon Black, with Carbon Black surviving as a wholly-owned subsidiary of Parent, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Purchaser or Carbon Black or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the DGCL.

The board of directors of Carbon Black has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreements (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

For Shares to be properly tendered in the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal, (ii) in the case of book-entry transfer at The Depository Trust Company (“DTC”), an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary or (iii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and D.F. King (the “Information Agent”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Purchaser’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers calls: (212) 269-5550

Stockholders and All Others Call Toll-Free: (866) 829-1035

Email address: cblk@dfking.com

For Confirmation: (212) 269-5552

Attention: Andrew Beck

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, PARENT, CARBON BLACK, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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